Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of May 11, 2016, by and among ITT Corporation, an Indiana corporation (the “Company”), ITT Inc., an Indiana corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company, and ITT LLC, an Indiana limited liability company (“Merger Sub”) and a direct, wholly owned subsidiary of Holdco.

RECITALS

WHEREAS, on the date hereof, the Company has the authority to issue 300,000,000 shares, consisting of: (i) 250,000,000 shares of Common Stock, par value $1.00 per share (the “Company Common Stock”), of which 90,048,302 shares were issued and outstanding as of the close of business on April 22, 2016; and (ii) 50,000,000 shares of Preferred Stock, no par value (the “Company Preferred Stock”), of which no shares are issued and outstanding.

WHEREAS, as of the Effective Time (as defined below), Holdco will have the authority to issue 300,000,000 shares, consisting of: (i) 250,000,000 shares of Common Stock, par value $1.00 per share (the “Holdco Common Stock”); and (ii) 50,000,000 shares of Preferred Stock, no par value (the “Holdco Preferred Stock”).

WHEREAS, as of the date hereof, 100% of the membership interests of the Merger Sub (the “Merger Sub Membership Interests”) are owned by Holdco.

WHEREAS, as of the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the Holdco Common Stock and Holdco Preferred Stock will be the same as those of the Company Common Stock and Company Preferred Stock, respectively.

WHEREAS, the Articles of Incorporation of Holdco (the “Holdco Articles”) and the Bylaws of Holdco (the “Holdco Bylaws”), which will be in effect immediately following the Effective Time, contain provisions identical to the Articles of Amendment and Restated Articles of Incorporation of the Company (the “Company Articles”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively (other than as permitted by Indiana Code Section 23-1-40-9).

WHEREAS, Holdco and Merger Sub are newly formed entities organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than Holdco’s ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize the entities and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, the Company desires to reorganize into a holding company structure pursuant to Indiana Code Section 23-1-40-9, under which Holdco would become a holding company, by the merger of the Company with and into Merger Sub, and with each share of outstanding Company Common Stock being converted in the Merger (as defined below) into a share of Holdco Common Stock.

WHEREAS, the board of managers of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (ii) resolved to submit the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to its sole member, and (iii) resolved to recommend to its sole member that it approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the boards of directors of Holdco, on behalf of Holdco and as the sole member of Merger Sub, and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the parties intend, for United States federal income tax purposes, the Merger shall qualify as a reorganization under Section 368 of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

1. THE MERGER. In accordance with Indiana Code Section 23-1-40-9 and subject to, and upon the terms and conditions of, this Agreement, the Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity of the Merger (the “Surviving Entity”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Indiana Code Sections 23-1-40-6 and 23-18-7-5.

2. EFFECTIVE TIME. As soon as practicable on or after the date hereof, the Company shall file articles of merger executed in accordance with the relevant provisions of Title 23, Article 1, Chapter 40 and Title 23, Article 18, Chapter 7 of the Indiana Code (collectively, the “Indiana Merger Statutes”), with the Secretary of State of the State of Indiana (the “Secretary of State”) and shall make all other filings or recordings required under the Indiana Merger Statutes to effectuate the Merger. The Merger shall become effective at such time as the articles of merger are duly filed with the Secretary of State or at such later date and time as the parties shall agree and specify in the articles of merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3. ARTICLES OF ORGANIZATION. From and after the Effective Time, the Articles of Organization of Merger Sub, as in effect immediately prior to the Effective Time, shall constitute the Articles of Organization of the Surviving Entity (the “Surviving Entity Articles”) until thereafter amended as provided therein or by applicable law.

4. OPERATING AGREEMENT. From and after the Effective Time, the Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall constitute the Operating Agreement of the Surviving Entity (the “Surviving Entity Operating Agreement”) until thereafter amended as provided therein or by applicable law.

5. MANAGERS. The board of managers of Merger Sub in office immediately prior to the Effective Time shall be the board of managers of the Surviving Entity and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Entity Articles and Surviving Entity Operating Agreement, or as otherwise provided by law. The names and business addresses of the board of managers of the Surviving Entity are as follows:

Mary Beth Gustafsson

1133 Westchester Avenue

White Plains, New York 10604

Steve Giuliano

1133 Westchester Avenue

White Plains, New York 10604

Lori Marino

1133 Westchester Avenue

White Plains, New York 10604

6. OFFICERS. The officers of Merger Sub in office immediately prior to the Effective Time shall be the officers of the Surviving Entity and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Entity Articles and Surviving Entity Operating Agreement, or as otherwise provided by law.

7. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and board of managers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

8. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or any holder of any securities thereof:

(a) Conversion of Company Common Stock. Each share (or fraction of a share) of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share (or equal fraction of a share) of Holdco Common Stock.

(b) Membership Interests of Merger Sub. The Membership Interests of Merger Sub outstanding immediately prior to the Effective Time shall represent the Membership Interests of the Surviving Entity and will remain 100% owned by Holdco.

(c) Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock, except, in all cases, as set forth in Section 9 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Common Stock.

9. CERTIFICATES. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Holdco Common Stock, into which the shares of Company Common Stock represented by such certificate have been converted as herein provided and shall be so registered on the books and records of Holdco and its transfer agent. At and after the Effective Time, the shares of capital stock of Holdco shall be uncertificated; provided, that, any shares of capital stock of Holdco that are represented by outstanding certificates of the Company pursuant to the immediately preceding sentence shall continue to be represented by certificates as provided therein and shall not be uncertificated unless and until a valid certificate representing such shares pursuant to the immediately preceding sentence is delivered to Holdco at its principal place of business or to an officer or agent of Holdco having custody of books and records of Holdco, at which time such certificate shall be canceled and in lieu of the delivery of a certificate representing the applicable shares of capital stock of Holdco, Holdco shall (i) issue to such holder the applicable uncertificated shares of capital stock of Holdco by registering such shares in Holdco’s books and records as book-entry shares, upon which such shares shall thereafter be uncertificated and (ii) take all action necessary to provide such holder with evidence of the uncertificated book-entry shares, including any action necessary under applicable law in accordance therewith, including in accordance with Indiana Code Section 23-1-26-7. If any certificate that prior to the Effective Time represented shares of Company Common Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to Holdco, in form and substance reasonably satisfactory to Holdco, against any claim that may be made against it with respect to such certificate, Holdco shall issue to such person or entity, in exchange for such lost, stolen or destroyed certificate, uncertificated shares representing the applicable shares of Holdco Common Stock in accordance with the procedures set forth in the preceding sentence.

10. HOLDCO SHARES. Prior to the Effective Time, the Company and Holdco shall take any and all actions as are necessary to ensure that each share of capital stock of Holdco that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding at the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

11. NO DISSENTERS’ RIGHTS. In accordance with Indiana Code Section 23-1-44-8, no dissenters’ rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

12. TERMINATION. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by action of the sole member of Merger Sub, by action of the board of directors of the Company or the board of managers of Merger Sub, at any time prior to the Effective Time. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Holdco, Merger Sub nor their respective shareholders, members, directors, managers or officers shall have any liability with respect to such termination or abandonment.

13. AMENDMENTS. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole member of Merger Sub, by the mutual consent of the parties to this Agreement by action by their respective boards of directors or managers, as applicable; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole member of Merger Sub that by law requires further approval or authorization by the sole member of Merger Sub or the shareholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

14. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

16. ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

17. SEVERABILITY. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ITT Corporation

By:	/s/ Lori B. Marino

Lori B. Marino,
Vice President and Corporate Secretary

ITT Inc.

By:	/s/ Lori B. Marino

Lori B. Marino,
Vice President, Chief Corporate Counsel and Corporate Secretary

ITT LLC

By:	/s/ Lori B. Marino

Lori B. Marino,
Vice President and Secretary